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                                                                 EXHIBIT 4.08(c)



          SUPPLEMENTAL INDENTURE, dated as of January 7, 1998, by and between GENERAL HOST CORPORATION, a New York corporation (the "Company"), and UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee (the "Trustee"), with respect to the Indenture, dated as of February 28, 1992 (the "Indenture"; capitalized terms used but not defined herein are used herein as therein defined), by and between the Company, as Issuer, and the Trustee.

                                 W I T N E S S E T H:

          WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 8% Convertible Subordinated Notes Due 2002 of the Company (the "Notes");

          WHEREAS, effective as of the date hereof Cyrus Acquisition Corp. ("Cyrus"), a New York corporation, has merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of November 22, 1997, between the Company and Cyrus pursuant to which, among other things, each outstanding share of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), other than shares held by Cyrus, the Company or its subsidiaries or shares as to which dissenter's rights are properly perfected, was converted into the right to receive $5.50 in cash, without interest thereon;

          WHEREAS, immediately prior to the Merger, pursuant to the terms of the Notes and the Indenture, the principal amount of each Note was convertible, at the option of the Holder thereof, into shares of Common Stock at a conversion price of $8.53466 per share; and

          WHEREAS, pursuant to Sections 10.01 and 14.11 of the Indenture, the Company is required to and desires to make appropriate adjustments to the right of conversion of the Notes to reflect the Merger.

          NOW, THEREFORE, in consideration of the premises contained herein, and for the equal and proportionate benefit of the Holders of the Notes, the Company delivers to the Trustee this Supplemental Indenture providing as follows:


                                     ARTICLE ONE

SECTION 101.   ADJUSTMENT OF CONVERSION RIGHT.

          Upon and following the effective time of the Merger (the "Effective Time"), each Note (or any portion thereof which is $1,000 or an integral multiple amount thereof) shall be convertible, at the option of the Holder thereof and pursuant to the conversion procedures set forth in the Note and the Indenture, solely into an amount in cash equal to $644.431 (without any interest thereon) per $1,000 principal amount so converted. Under no circumstances will any Note be convertible into Common Stock or any other equity interest in the Company or any of its subsidiaries upon and following the Effective Time.

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                                     ARTICLE TWO

SECTION 201.   CONTINUING EFFECT OF INDENTURE.

          Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.


SECTION 202.   CONSTRUCTION OF SUPPLEMENTAL INDENTURE.

          This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 203.   TRUST INDENTURE ACT CONTROLS.

          If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

SECTION 204.   TRUSTEE DISCLAIMER.

          The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the sufficiency of this Supplemental Indenture.

SECTION 205.   COUNTERPARTS.

          This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                        [THIS SPACE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the day and year first above written.

                              GENERAL HOST CORPORATION, as Issuer


                              By:     /S/ J. THEODORE EVERINGHAM
                                 -----------------------------------
                              Name:  J. Theodore Everingham
                              Title: Vice President and Secretary


                              UNITED STATES TRUST COMPANY
                                OF NEW YORK, as Trustee


                              By:     /S/ JAMES E. LOGAN
                                 -----------------------------------
                              Name:  James E. Logan
                              Title: Vice President